EXHIBIT 10.3

[AUTOZONE letterhead]

February 5, 2001

Mrs. Daisy Vanderlinde
1040 Deep Woods Trail
Brentwood, TN 37027

Dear Daisy,

On behalf of AutoZone I am delighted to confirm our offer to you for the role of Senior Vice President Human Resources reporting directly to me.

Our offer includes a base salary of $220,000 per annum plus an annual bonus target of 50% of your base salary. Actual bonus awards are determined by the achievement of pre-defined Company and Individual objectives. Bonus awards can therefore be less than target, but they as well can exceed targets based on "stretch factors," or above plan performance. For Fiscal Year 2001 (FY01) only, we will prorate your bonus for the period of your actual service.

You will also be eligible to participate in our Stock Option Incentive Plan, which includes an initial stock option grant of 30,000 options. Thereafter, and on an annual basis, subsequent grants will be determined by pre-defined performance achievements; the established annual range of options for typical, or on-plan performance would be 8,000-12,000. All stock option grants are subject to approval by the Compensation Committee of our Board of Directors. You will also be eligible to participate in our Long-Term Cash Performance Plan. Copies of the Plans are included within our package.

Our offer of employment also includes relocation support, which includes coverage for the home sale and purchase transactions costs, personal goods shipment, and suitable temporary housing. We will also include a one time miscellaneous gross payment of $15,000.

You will also be eligible to participate in AutoZone's full group benefits and save-up programs which include medical, dental, vision, life and disability coverage along with a qualified pension and 401K program. In addition, we will include a one year severance commitment in the event of any "non-cause" related separations.

Your employment at AutoZone is "at will" and terminable at any time. We are enthusiastic about your willingness to establish a rewarding career with AutoZone. Please feel free to call either me or Joe to address any follow up questions.

Sincerely,

/s/ Steve Odland

Steve Odland
Chairman and CEO
Customer Satisfaction

[AUTOZONE letterhead]

February 8, 2001

Daisy Vanderlinde
1040 Deep Woods Trail
Brentwood, TN 37027

Dear Daisy,

As a supplement to our initial offer of employment, please understand the following:

The entitlement to 1 year of severance includes: Continued medical benefits coverage - either through staying on the payroll or company sponsored COBRA payments for the full year. We will also provide suitable Executive Outplacement service.

You have an annual vacation entitlement of three (3) weeks, including your initial period of service for the balance of FY01.

We have enclosed both the Supplemental Retirement Plan and the Supplemental Life Insurance information.

Once again, we are delighted you have chosen to accept our offer to become a member of the Senior AutoZone Team. We look forward to your arrival on or about March 5th, and Joe's "former" Human Resources team stands ready to help both your professional and personal transition.

Sincerely,

/s/ Steve Odland

Steve Odland